Exhibit 13


Consolidated Income Statement for NSS Numanco


                                             1995         1994        1993

    Revenues                           34,675,503   40,111,194  49,215,607
    Cost of Sales                      30,148,551   35,898,763  42,224,122
    Gross Profit                        4,526,952    4,212,431   6,991,485
    General & Administrative            2,919,560    3,159,888   4,154,047
    Income from Operations              1,607,392    1,052,543   2,837,438
Other Income (Expense)
    Dividend Income
    Interest (Expense)                     (1,047)      (1,958)     (2,879)
    Restructuring Expenses                                      (3,171,099)
Other Income (Expenses)
    Gain/Loss from Sale of Assets          (5,390)        (356)        141
    Interest Income                           700        6,677
    Other Income (Expense)                  4,512       32,332     (16,899)
    Total Other Income (Expense)           (1,225)      36,695  (3,190,736)
    Income Before Taxes                 1,606,167    1,089,238    (353,298)
    Income Tax Expense
    Net Income After Taxes              1,606,167    1,089,238    (353,298)
    Allocated Interest Expense           (287,000)
    Net Income                          1,319,167    1,089,238    (353,298)
    Number of Share                     2,169,190    2,184,217   2,167,220
    Earnings Per Share                     0.6081       0.4987      -0.163

Consolidated Balance Sheet for NSS Numanco
Assets

                                             1995         1994        1993
Assets:
Current Assets
    Cash                                 (524,764)    (541,299)        200
Accounts Receivable
    Acc'ts. Rec. - Billed               5,844,107    4,316,653   7,028,340
    Acc'ts. Rec. - Unbilled                 8,687      258,432   1,908,927
    Acc'ts. Rec. - Unbilled Retention      12,911       18,616
    Acc'ts. Rec. - Other                  562,232      601,514       3,395
    Less Allowance for Bad Debts         (131,140)    (627,436)
    Net Accounts Receivable             6,296,797    4,567,778   8,940,662
    Advances to Employees                              143,588     267,309
    Recoverable Income Taxes
    Inventory
    Degerred Income Taxes
    Other Prepaid Expenses                 84,033       56,395      88,725
Other Current Assets
    Cost and Earnings in Excess
    Other Current Assets
Total Current Assets                    5,856,066    4,226,462   9,296,896
Property, Plant, Equipment
    Furniture and Office Equipment      1,137,794    1,206,920   1,112,038
    Vehicles                                                        24,120
    Machinery and Equipment
    Buildings and Improvements            206,878      232,420     232,727
    Land
    Other Property and Equipment
    Total Property, Plant, and Equip.   1,344,672    1,439,341   1,368,885
    Accumulated Depreciation           (1,105,654)  (1,079,978)   (964,603)
    Net Property, Plant, Equipment        239,018      359,363     404,282
    Marketable Securities
    Goodwill
    Notes Receivable - L/T
    Deferred Income Taxes
    Other Assets
Total Assets                            6,095,084    4,585,824   9,701,179



Consolidated Balance Sheet for NSS Numanco
Liabilities and Equity

                                             1995         1994        1993
Liabilities and Equity
Current Liabilities
    Notes Payable to Bank                                          319,151
    Other Notes Payable                         0            0           0
    Current Part of L/T Debt                2,932        8,075       7,096
    Accounts Payable                      737,796      178,562     296,365
    Employee Deductions                                189,865           0
    Accrued P/R and Benefits                           946,661   2,521,774
    Accrued Expense & Withholding       2,628,793      966,019   1,033,399
    Deferred Income Taxes
    Income Taxes Payable
    Other Current Liabilities
    Total Current Liabilities           3,369,521    2,289,182   4,177,785
Long-Term Liabilities
    L/T Debt Less Current                       0        2,932      11,007
    Chemical Term Loan
    Long Term Revolver
    Dip
    Total Liabilities                   3,369,521    2,292,114   4,188,792
Intercompany Accounts
    Due to Parent Company               3,732,153    4,605,525   9,357,861
    Due to Subsidiary 1                (8,213,321)  (8,101,894) (7,611,451)
    Due to Subsidiary 2                   265,105      167,619    (220,741)
    Total Intercompany Debt            (4,216,063)  (3,328,749)  1,525,669
Stockholders Equity
    Common Stock
    Add. Paid in Capital
    Retained Earnings, Beg.             5,622,459    4,533,222   4,340,016
    Current Period Earnings             1,319,167    1,089,238    (353,298)
    Treasury Stock
    Total Stockholders Equity           6,941,626    5,622,459   3,986,718
    Total Liability & Stkhld. Equity    6,095,084    4,585,824   9,701,179

    Difference                                  0